Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dennis.curtin@weismarkets.com

WEIS MARKETS REPORTS FOURTH QUARTER AND FISCAL YEAR 2021 RESULTS

Company’s fourth quarter comparable store sales increased 6.9 percent

Sunbury, PA (March 7, 2022) – Weis Markets, Inc. (NYSE: WMK) today reported its financial results for the 13-week fourth quarter and 52-week fiscal year ended December 25, 2021.

“We are proud and grateful for the contributions of our resilient team of associates who adapted to the challenges of supply chain disruptions, a tight labor market, and inflationary pressures,” said Weis Markets’ Chairman, President and CEO Jonathan H. Weis. “Our associates effectively served our customers and delivered strong financial results for the fourth quarter and fiscal year 2021 that significantly exceeded pre-pandemic levels and our original expectations.”

“As a retailer that benefitted from our customers’ increased food-at-home consumption because of the COVID-19 pandemic, we note that the last two fiscal years of net sales and income from operations were the first or second highest in our company’s 110-year history. The working capital from this positive momentum positions us well for the future to execute our long-term strategy to prudently reinvest for profitable growth,” said Mr. Weis.

Fourth Quarter Results

Net sales totaled $1.1 billion for the 13-week fourth quarter ended December 25, 2021, compared to $1.0 billion for the same period in 2020, up 8.0 percent. Fourth quarter comparable store sales increased 6.9 percent on an individual year-over-year basis (accelerating sequentially from the third quarter increase of 4.6 percent) and increased 21.0 percent on a two-year stacked basis (accelerating sequentially from the third quarter increase of 19.4 percent).

The Company’s fourth quarter net income totaled $22.6 million compared to $19.4 million in 2020, up 16.4 percent. Fourth quarter earnings per share totaled $0.84 compared to $0.73 per share for the same period in 2020.

Fiscal Year 2021 Results

Net sales totaled $4.2 billion (highest in company history), increasing 2.7 percent for the 52-week fiscal year ended December 25, 2021, compared to $4.1 billion (second highest in company history) for the same period in 2020. Fiscal year 2021 comparable store sales increased 1.7 percent on an individual year-over-year basis and increased 18.1 percent on a two-year stacked basis.

The Company’s fiscal year 2021 net income totaled $108.8 million (second highest in company history) compared to $118.9 million (highest in company history) for the same period in 2020, down 8.5 percent. Fiscal year 2021 earnings per share totaled $4.05 compared to $4.42 per share for the same period in 2020.

In fiscal year 2021, the Company increased its capital expenditure program, reinvesting more than $150 million in its growth by opening four new/relocated stores and eight fuel centers, completing thirteen remodels, and executing more than a thousand retail store improvement projects which increased store-level efficiencies and enhanced customer experience.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 197 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: competitive and reputational risks; financial, investment and infrastructure risks; information security, cybersecurity and data privacy risks; supply chain and third-party risks; risks created by pandemics (including the ongoing COVID-19 outbreak and the related responses of governments, consumers, customers, suppliers and employees); and legal, regulatory and other external risks. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission. Management is also providing a two-year stacked comparable store sales analysis, a non-GAAP measure, because management believes this metric is useful to investors and analysts. It is not recommended that the two-year-stacked analysis be considered a substitute for the Company’s operating results as reported in accordance with GAAP.

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WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Fourth Quarter — 2021
(Unaudited)

	13 Weeks Ended		Increase
	December 25, 2021	December 26, 2020	(Decrease)
Net sales	$1,107,276,000	$1,025,690,000	8.0%

Income from operations	30,351,000	26,942,000	12.7%

Income before provision for income taxes	$30,593,000	$27,666,000	10.6%
Provision for income taxes	7,979,000	8,246,000	(3.2)%
Net income	$22,614,000	$19,420,000	16.4%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$0.84	$0.73	$0.11

	52 Weeks Ended		Increase
	December 25, 2021	December 26, 2020	(Decrease)
Net sales	$4,224,417,000	$4,112,601,000	2.7%

Income from operations	146,711,000	163,178,000	(10.1)%

Income before provision for income taxes	$148,307,000	$163,679,000	(9.4)%
Provision for income taxes	39,458,000	44,762,000	(11.8)%
Net income	$108,849,000	$118,917,000	(8.5)%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$4.05	$4.42	$(0.37)

TWO-YEAR STACKED COMPARABLE STORE SALES

Fourth Quarter — 2021

(Unaudited)

	Percentage Changes
	13 Weeks Ended
	2021 vs. 2020	2020 vs. 2019
Comparable store sales (individual year)	6.9%	14.1%
Comparable store sales (two-year stacked)	21.0
Comparable store sales, excluding fuel (individual year)	4.9	14.9%
Comparable store sales, excluding fuel (two-year stacked)	19.8%

	Percentage Changes
	52 Weeks Ended
	2021 vs. 2020	2020 vs. 2019
Comparable store sales (individual year)	1.7%	16.4%
Comparable store sales (two-year stacked)	18.1
Comparable store sales, excluding fuel (individual year)	0.2	17.5%
Comparable store sales, excluding fuel (two-year stacked)	17.7%